UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2024

Inspirato Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-39791	85-2426959
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1544 Wazee Street Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(303) 839-5060

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	ISPO	The Nasdaq Stock Market LLC
Warrants to purchase Class A common stock	ISPOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Investment Agreement

On August 12, 2024, Inspirato Incorporated (the “Company”) entered into an investment agreement (the “Investment Agreement”) with One Planet Group LLC, a Delaware limited liability company (the “Purchaser”), relating to the issuance and sale to the Purchaser of (i) 1,335,271 shares (the “Tranche 1 Shares”) of Class A common stock, $0.0001 par value per share, of the Company for an aggregate purchase price of $4,579,980 (such transaction, the “Tranche 1 Purchase”) and (ii) 1,580,180 shares of Class A common stock (the “Tranche 2 Shares”) for an aggregate purchase price of $5,420,020 and an accompanying warrant (the “Warrant”) to purchase up to 2,915,451 shares of Class A common stock (the “Warrant Shares”) (such transaction, the “Tranche 2 Purchase”). In addition, pursuant to the Investment Agreement, the Purchaser was granted an option (the “Option”) to acquire an additional number of shares of Class A common stock with an aggregate purchase price of up to $2,500,000, where the purchase price for each share will be the same as the per share purchase price in the Tranche 1 Purchase and the Company will deliver a number of warrants equal to the number of shares of Class A common stock being purchased as part of the Option (such shares and warrants being collectively referred to as the “Optional Securities”).

The closing of the Tranche 1 Purchase occurred on August 13, 2024 (the “Tranche 1 Closing”). The closing of the Tranche 2 Purchase will take place on September 13, 2024, or as soon as practicable thereafter following the satisfaction of certain closing conditions (the “Tranche 2 Closing,” with each of the Tranche 1 Closing and the Tranche 2 Closing being referred to as a “Closing”). The Tranche 2 Closing is conditioned upon the approval by the Company’s stockholders at a special meeting of stockholders (the “Special Meeting”) of a proposal to authorize the issuance of the Tranche 2 Shares, the Warrant, the Warrant Shares, and the Optional Securities, to the extent such approval is required under the rules of the Nasdaq Stock Market LLC (such proposal, the “Nasdaq Proposal”), in addition to other customary closing conditions.

The Investment Agreement includes customary representations, warranties and covenants by the Company. Subject to certain limitations, the Investment Agreement also provides the Purchaser with the right to designate up to three members of the Company’s Board of Directors (the “Board”) and certain registration rights with respect to the Tranche 1 Shares, the Tranche 2 Shares, the Warrant Shares and the Optional Securities.

The Investment Agreement provides that, during the period from the date of the Investment Agreement until the Tranche 2 Closing or the earlier termination of the Investment Agreement in accordance with its terms, the Company is subject to certain restrictions on its ability to solicit alternative transaction proposals from third parties, provide non-public information to third parties or engage in discussions with third parties regarding alternative transaction proposals.

The Investment Agreement provides that the Tranche 2 Purchase may be terminated in certain circumstances prior to the Tranche 2 Closing, including (i) by mutual agreement of the Purchaser and the Company, with the approval of the Board; (ii) by either the Purchaser or the Company, if the Tranche 1 Purchase or the Tranche 2 Purchase has been permanently restrained, enjoined or otherwise prohibited from being consummated; (iii) automatically, if (A) the Tranche 1 Closing has not occurred on or prior to August 17, 2024 or (B) the Tranche 2 Closing has not occurred on or prior to October 11, 2024 (in each case, unless otherwise mutually agreed by the Company and the Purchaser in writing); or (iv) by either the Purchaser or the Company, if, prior to the relevant Closing, there is an uncured breach by the other party to the Investment Agreement. Upon termination of the Investment Agreement in respect of only the Tranche 2 Shares, the Warrant, the Warrant Shares and the Optional Securities, the terms of the Investment Agreement will remain in effect insofar as they relate to the Tranche 1 Purchase. The Optional Securities will be issued only if the Tranche 2 Closing occurs.

The foregoing summary of the Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Investment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Oakstone Ventures, Inc. an affiliate of Capital One Financial Corporation and holder of the 8% Senior Secured Convertible Note due 2028 (the “Note”), waived its rights to require the Company to repurchase all or any part of the Note in connection with the transactions contemplated by the Investment Agreement (collectively, the “Transactions”).

The Warrant

The Warrant will be exercisable at an exercise price of $3.43 per share, subject to customary adjustments set forth in the Warrant for stock splits and similar transactions. The Warrant will be exercisable in whole or in part beginning on the date of the Tranche 2 Closing (the “Commencement Date”) and until (i) the date which is five years after the Commencement Date or (ii) in the case of Fundamental Change (as defined in the Warrant) which is publicly announced before the date described in clause (i) above but which closes after the date described in clause (i) above, the closing date of such Fundamental Change. The Purchaser may exercise part or all of the Warrant via a cashless exercise mechanism set forth in the Warrant. The exercise price of the Warrant, and the number of Warrant Shares, will be adjusted proportionately if the Company subdivides its shares of Class A common stock into a greater number of shares or combines its shares of Class A common stock into a smaller number of shares. The Purchaser will have the right to receive an instrument of a successor entity that is comparable to the Warrant, or to have its Warrant repurchased, in certain circumstances involving business combination and similar transactions.

The foregoing summary of the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant, the form of which is filed as Exhibit A to Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Voting Agreements

Contemporaneously with the execution of the Investment Agreement, certain stockholders of the Company, including the directors and executive officers of the Company, representing approximately 49% of the voting power of the Class A common stock and the Class V common stock, $0.0001 par value per share, of the Company (collectively, the “Voting Shares”), entered into voting agreements (collectively, the “Voting Agreements”) with the Company and the Purchaser, pursuant to which, among other things, such stockholders agreed to vote their respective Voting Shares in favor of the Nasdaq Proposal and not to transfer their respective Voting Shares until the date that is one business day after the record date to be set forth in the proxy statement to be provided in connection with the Nasdaq Proposal. The Voting Agreements do not preclude any director, in his or her capacity as such, from exercising his or her fiduciary duties and electing to terminate the Investment Agreement in the circumstances permitted in the Investment Agreement.

The foregoing description of the form of Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement, the form of which is included as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information related to the Investment Agreement contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Tranche 1 Shares, the Tranche 2 Shares, the Warrant, the Warrant Shares, and the Optional Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information related to the Investment Agreement contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

On August 13, 2024, Brad Handler stepped down as a Class III director of the Company and the Chairman of the Board, effective immediately.

On August 13, 2024, in connection with the Tranche 1 Closing and pursuant to the Investment Agreement, (i) Eric Grosse stepped down as the Chief Executive Officer and a Class I director of the Company, effective immediately; and (ii) Payam Zamani was appointed as the Chief Executive Officer, a Class I director (with a term expiring at the Company’s 2026 annual meeting of stockholders) and the Chairman of the Board, effective immediately. Chief Financial Officer Robert Kaiden temporarily assumed the duties of principal executive officer following Mr. Grosse's departure through the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, after which Mr. Zamani assumed those duties.

In addition, on August 15, 2024, (i) John Melicharek stepped down as a Class III director of the Company, and a member of each of the Compensation Committee and Nominating and Corporate Governance Committee of the Board, effective immediately; (ii) David Kallery, the President of the Company, was appointed as a Class III director of the Company (with a term expiring at the Company’s 2025 annual meeting of stockholders), effective immediately; and (iii) May Samali was appointed as a Class III director of the Company (with a term expiring at the Company’s 2025 annual meeting of stockholders), effective immediately.

Neither Mr. Zamani nor Ms. Samali has been appointed to any board committee, and there is no such committee to which Mr. Zamani or Ms. Samali is currently expected to be appointed.

The resignations of Messrs. Handler, Melicharek, and Grosse were not the result, in whole or in part, of any disagreement with the Company or its management relating to the respective operations, policies or practices of the Company.

Appointment of Mr. Zamani

Mr. Zamani, age 53, is the founder, chairman and CEO of One Planet Group LLC, a closely held private equity firm focused on operating technology and media companies, an early-stage investor and a startup business incubator, established in 2015. In 1994, Mr. Zamani co-founded Autoweb.com. Ultimately becoming a catalyst in the way people bought and sold vehicles, Autoweb made its stock market debut on March 23, 1999. In 2001, Mr. Zamani launched Reply.com, a performance-based marketing company which in 2015 was relaunched as Buyerlink and is now owned by One Planet Group. In 2020, Mr. Zamani was honored as a Best CEO for Diversity by Comparably. He received the University of California, Davis Award of Distinction in 2018, and was granted the Tahirih Justice Center’s Hope Award in 2016. Mr. Zamani graduated from UC Davis with a degree in environmental toxicology in 1994.

Except for the Investment Agreement, there are no arrangements or understandings between Mr. Zamani and any other person pursuant to which Mr. Zamani was selected as a director. In addition, there are no transactions in which Mr. Zamani has an interest that would require disclosure under Item 404(a) of Regulation S-K.

In connection with the appointment of Mr. Zamani as the Company’s Chief Executive Officer, Inspirato LLC, the Company’s operating subsidiary, and Mr. Zamani entered into an Executive Employment Agreement, effective as of August 13, 2024 (the “Zamani Employment Agreement”). Pursuant to the Zamani Employment Agreement, Mr. Zamani will receive an annual base salary and certain travel benefits with the Company and be eligible to participate in employee benefit or group insurance plans maintained from time to time by the Company. Mr. Zamani’s initial base annual salary is $1.00, and he will not be eligible for a cash annual performance bonus related to any period commencing prior to August 13, 2025. Additionally, the Zamani Employment Agreement provides for the following:

•	an initial one-time equity grant consisting of 500,000 restricted stock units (“RSUs”), with 25% of the RSUs subject to the award vest on the one-year anniversary of the date of grant and the remaining 75% of the RSUs subject to the award vest in quarterly installments over the subsequent three years (the “One-Time Equity Grant”);

•	a performance-based equity award of 500,000 RSUs, which will vest in full on the trading day after the Class A common stock achieves a closing price of $15.00 per share or more over a period of at least 30 consecutive trading days during the performance period of August 14, 2024 through August 13, 2025 (the “Performance-Based Equity Grant”); and

•	eligibility for ongoing annual equity awards under the Company’s Equity Incentive Plan commensurate with his position and in accordance with the program applicable to other similarly situated executive officers for periods after August 13, 2025.

If Mr. Zamani’s employment is terminated by the Company without Cause (as defined in the Zamani Employment Agreement) or by Mr. Zamani for Good Reason (as defined in the Zamani Employment Agreement) and Mr. Zamani has completed at least 180 days as the Chief Executive Officer under the Zamani Employment Agreement, in each case regardless of whether Mr. Zamani continues in service as a member of the Board, then Mr. Zamani will also become eligible to receive the following benefits:

•	a lump-sum cash severance payment equal to $1,100,000; and

•	immediate accelerated vesting of all of Mr. Zamani’s unvested equity (including any unvested portion of the One-Time Equity Grant and the Performance-Based Equity Grant), provided that the Performance Based Equity Grant will only vest if the performance-based targets have been achieved in the aforementioned performance period.

The foregoing description of the Zamani Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Zamani Employment Agreement, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

In accordance with the Company’s customary practice, the Company will also enter into its standard form of indemnification agreement with Mr. Zamani, which agreement is filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Appointment of Ms. Samali

Except for the Investment Agreement, there are no arrangements or understandings between Ms. Samali and any other person pursuant to which she was selected as a director. In addition, there are no transactions in which Ms. Samali has an interest that would require disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s customary practice, the Company will also enter into its standard form of indemnification agreement with Ms. Samali, which agreement is filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Handler Separation Agreement

On August 13, 2024, Inspirato LLC and Mr. Handler entered into a Separation and Release Agreement, effective as of August 13, 2024 (the “Handler Separation Agreement”). Pursuant to the Handler Separation Agreement, Mr. Handler will be entitled to (i) severance payments in an aggregate gross amount of $216,000 to be paid in 36 equal bimonthly installments beginning on January 15, 2025; (ii) accelerated vesting of all Mr. Handler’s unvested equity awards; and (iii) copayment of Mr. Handler’s COBRA premiums for a period of up to 18 months. In consideration for such benefits, Mr. Handler agreed to a general release of claims in favor of the Company, and to customary confidentiality and cooperation covenants.

The foregoing summary of the Handler Separation Agreement is qualified in its entirety by reference to the full text of the Handler Separation Agreement, a copy of which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Grosse Separation Agreement

On August 13, 2024, Inspirato LLC and Mr. Grosse entered into a Separation and Release Agreement, effective as of August 13, 2024 (the “Grosse Separation Agreement”). Pursuant to the Grosse Separation Agreement, Mr. Grosse will be entitled to (i) severance payments in an aggregate gross amount of $555,000, representing 12 months of Mr. Grosse’s annual base salary to be paid in 36 bimonthly installments in accordance to the payment schedule provided in the Grosse Separation Agreement; (ii) a one-time grant of 166,667 RSUs, which will become fully vested on the Company’s quarterly vesting date; and (iii) copayment of Mr. Grosse’s COBRA premiums for a period of up to 18 months. In consideration for such benefits, Mr. Grosse agreed to a general release of claims in favor of the Company, and to customary confidentiality and cooperation covenants.

The foregoing summary of the Grosse Separation Agreement is qualified in its entirety by reference to the full text of the Grosse Separation Agreement, a copy of which is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “forecast,” “plan,” “intend,” “target,” or the negative of these words or other similar expressions that concern the Company’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this Current Report on Form 8-K include, but are not limited to, the Company’s ability to consummate the Transactions and satisfy applicable closing conditions, including the receipt of its stockholders’ approval of the Nasdaq Proposal. The Company’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in the Company’s plans or assumptions, that could cause actual results to differ materially from those projected. These risks include the risk of the Company’s stockholders not approving the Transactions, the occurrence of any event, change or other circumstances that could result in the Investment Agreement being terminated or the Transactions not being completed on the terms reflected in the Investment Agreement, or at all, and uncertainties as to the timing of the consummation of the Transactions; the ability of each party to consummate the Transactions; and other risks detailed in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2024. All information provided in this Current Report on Form 8-K is as of the date hereof, and the Company undertakes no duty to update this information unless required by law. These forward-looking statements should not be relied upon as representing the Company’s assessment as of any date subsequent to the date of this Current Report on Form 8-K.

Additional Information and Where to Find It

The Company, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Special Meeting to approve the Nasdaq Proposal. The Company plans to file a proxy statement (the “Special Meeting Proxy Statement”) with the SEC in connection with the solicitation of proxies for the Special Meeting. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Special Meeting Proxy Statement and other relevant documents to be filed with the SEC in connection with the Special Meeting. Information relating to the foregoing can also be found in the Company’s proxy statement for its 2024 annual meeting of stockholders (the “2024 Proxy Statement”). To the extent that such participants’ holdings of the Company’s securities have changed since the amounts printed in the 2024 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Special Meeting Proxy Statement with the SEC, the Company will mail the definitive Special Meeting Proxy Statement and related proxy card to each stockholder entitled to vote at the Special Meeting. STOCKHOLDERS ARE URGED TO READ THE SPECIAL MEETING PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Special Meeting Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the Special Meeting at the SEC’s website (http://www.sec.gov). Copies of the Company’s definitive Special Meeting Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the Special Meeting will also be available, free of charge, at the Company’s investor relations website (https://investor.inspirato.com/) or by writing to the Company at Inspirato Incorporated, 1544 Wazee Street, Denver, Colorado 80202, Attention: Investor Relations.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
10.1	Investment Agreement, dated as of August 12, 2024, between Inspirato Incorporated and One Planet Group LLC
10.2	Form of Voting Agreement
10.3+	Executive Employment Agreement, dated as of August 13, 2024, between Inspirato LLC and Payam Zamani
10.4+	Separation and Release Agreement, dated as of August 13, 2024, between Inspirato LLC and Brad Handler
10.5+	Separation and Release Agreement, dated as of August 13, 2024, between Inspirato LLC and Eric Grosse
104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101).

+	Indicates a management contract or any compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2024

INSPIRATO INCORPORATED

By:	/s/ Robert Kaiden
Name: Robert Kaiden
Title: Chief Financial Officer